EXHIBIT 99.1

AMENDMENT 2008-1
TO CHARMING SHOPPES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDMENT 2008-1 to the Charming Shoppes, Inc. Supplemental Executive Retirement Plan (the “Plan”) by Charming Shoppes, Inc. (the “Company”).

WHEREAS, Section 7.3 of the Plan permits the Board of Directors of the Company (the “Board”) to amend the Plan.

WHEREAS, the Board desires to amend the Plan to discontinue Retirement Credits (as defined in the Plan) and make other appropriate changes.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of December 31, 2008:

1. The definition of “Grandfathered Accounts” in subsection (n) of Article 2 of the Plan is hereby amended by revising the first sentence to read as follows:

““Grandfathered Accounts” means, with respect to a Participant who terminated employment with the Company and its Affiliates before December 1, 2008,  that portion of a Participant’s Retirement Benefit Account that was earned and vested as of December 31, 2004, and shall include earnings whenever credited to such amount under the terms of the Plan.”

2. The definition of “Interest Rate” in subsection (o) of Article 2 of the Plan is hereby amended by adding a sentence to the end to read as follows:

“Notwithstanding the foregoing, effective for periods after December 31, 2008, “Interest Rate” means a fixed interest rate of three and one-half percent (3.5%) per annum with respect to Retirement Benefit Accounts of Participants who are actively employed by the Company or an Affiliate on or after December 1, 2008.”

3. A new Section 4.4 is hereby added to the end of Article 4 of the Plan to read, in its entirety, as follows:

“4.4           Acclerated Vesting for Accounts of Participants Actively Employed as of December 1, 2008.  Notwithstanding the foregoing, for each Participant who is actively employed by the Company or an Affiliate on December 1, 2008, the Vesting Percentage shall be one hundred percent (100%) as of December 31, 2008.”

4. Section 5.2 of the Plan is hereby amended by adding a sentence to the end to read as follows:

“Notwithstanding any of the foregoing, no additional Retirement Credits shall be credited to the Plan for periods on or after December 31, 2008.”

5. Section 6.7 of the Plan is hereby amended to read as follows:

“6.7           Special 2006, 2007 and 2008 Elections.  Notwithstanding anything in this Article 6 to the contrary, to the extent permitted under section 409A of the Code and the regulations issued thereunder, a Participant may make an election on or before December 31, 2008 as to the time and manner of payment of amounts credited to his Retirement Benefit Account on such terms as shall be determined by the Committee, subject to the following:

(a) a Participant shall not be permitted in calendar year 2006 to (i) change payment elections in a manner that will defer distribution of amounts that the Participant otherwise would have received in 2006 or (ii) cause payments to be made in 2006 pursuant to the special 2006 election;

(b) a Participant shall not be permitted in calendar year 2007 to (i) change payment elections in a manner that will defer distribution of amounts that the Participant otherwise would have received in 2007 or (ii) cause payments to be made in 2007 pursuant to the special 2007 election; and

(c) a Participant shall not be permitted in calendar year 2008 to (i) change payment elections in a manner that will defer distribution of amounts that the Participant otherwise would have received in 2008 or (ii) cause payments to be made in 2008 pursuant to the special 2008 election.”

6. A new Section 6.10 is hereby added to the end of Article 6 of the Plan to read as follows:

“6.10         Distributions upon 2008 Transition Elections.  Notwithstanding anything in the Plan to the contrary, pursuant to Section 6.7 above and section 409A of the Code, a Participant who is actively employed by the Company or an Affiliate on December 1, 2008 and who is subject to U.S. income taxation may make an election on or before December 31, 2008 to receive a distribution of his or her vested Retirement Benefit on the terms described below.  If such a Participant makes a distribution election under this Section 6.10, his or her vested Retirement Benefit shall be distributed as follows:

 (i) If the value of the vested Retirement Benefit on December 31, 2008 is less than $50,000, the vested Retirement Benefit shall be paid in a single lump sum cash payment on March 31, 2009;

(ii) If the value of the vested Retirement Benefit on December 31, 2008 is equal to or greater than $50,000 and less than $800,000, the vested Retirement Benefit shall be paid in two tranches:  (x) 40% of the then existing balance on March 31, 2009 and (y) the remaining balance on March 31, 2010;

(iii) For Colin Stern, the vested Retirement Benefit shall be paid in three tranches:  (x) 40% of the then existing balance on March 31, 2009, (y) 65% of the then existing balance on March 31, 2010, and (z) the remaining balance on March 31, 2011;

(iv) For Joseph Baron, the vested Retirement Benefit shall be paid in three tranches:  (x) 33% of the then existing balance on March 31, 2009, (y) 50% of the then existing balance on March 31, 2010, and (z) the remaining balance on March 31, 2011;

provided, however, that if the Participant’s termination of Service occurs before his or her Retirement Benefit has been fully distributed, the Participant’s unpaid vested Retirement Benefit will be distributed in a single lump sum payment within 90 days after the Participant’s termination of Service (subject to the six-month delay of section 409A of the Code if applicable), and if a Change of Control described in Section 7.5 occurs before the Retirement Benefit has been fully distributed, the unpaid vested Retirement Benefit will be distributed as described in Section 7.5.”

7. Except as expressly set forth in this AMENDMENT 2008-1, all terms of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned, being an authorized representative of the Board of Directors of the Company, has caused this AMENDMENT 2008-1 to the Plan to be executed this ___ day of December, 2008.

CHARMING SHOPPES, INC.

By:______________________________
Eric M. Specter
Executive Vice President